Exhibit 99.1

May 8, 2012

To TapImmune Inc.:

This will serve as my resignation from the Board of Directors of TapImmune Inc. (“TapImmune”) and from any position as an officer (including as President, Acting Chief Financial Officer and Acting Principal Accounting Officer) or employee of TapImmune Inc.  These resignations do not include the resignation from a consultancy arrangement that I am entering into with TapImmune Inc. simultaneously with my resignations.  These resignations do not arise from, or are the result of, any disagreements with TapImmune, TapImmune’s independent accountants, TapImmune’s counsel or with TapImmune’s operations, policies or practices.

I have read TapImmune’s Current Report on Form 8-K describing my resignation (to which this letter will be attached as Exhibit 99.1) and agree with the statements made by TapImmune regarding my resignations

Sincerely,

/s/ Denis Corin
Denis Corin
President, Acting Chief Financial Officer and Acting Principal Accounting Officer